Exhibit 23.1





                         Consent of Independent Auditors






The Board of Directors
Spurlock Industries, Inc.


We consent to incorporation by reference in Registration Statement No. 333-09659 on Form S-8 of Spurlock Industries, Inc. of our report dated March 13, 1998 and April 10, 1998 with respect to Note 2, relating to the consolidated statements of financial condition of Spurlock Industries, Inc. as of December 31, 1997 and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for the year then ended, which report is incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 1997 of Spurlock Industries, Inc.




/s/ Cherry, Bekaert & Holland L.L.P.

Richmond, Virginia
April 15, 1998